News Release

FOR IMMEDIATE RELEASE

Terex Contacts:

Media	Investors
Mike Bazinet	Laura Kiernan
Director, Global Communications	Director, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: michael.bazinet@terex.com	Email: laura.kiernan@terex.com

TEREX TO ACQUIRE FANTUZZI INDUSTRIES PORT EQUIPMENT BUSINESSES

WESTPORT, CT, Aug. 11, 2008 – Terex Corporation (NYSE: TEX) today announced that it has reached a definitive agreement to acquire the port equipment businesses of Fantuzzi Industries S.a.r.l. for total consideration of approximately €215 million. These businesses are global leaders in the design, manufacture, and service of port equipment, with factories in Italy, Germany and China, as well as sales and service branches around the world. The company had 2007 revenues of approximately €447 million. The transaction is subject to customary closing conditions, including regulatory approval, and is anticipated to close in the fourth quarter of 2008.

“This acquisition provides us with an important growth opportunity in the intermodal transportation area of infrastructure,” said Ronald M. DeFeo, Terex Chairman and Chief Executive Officer. “The acquisition is an excellent fit with our strategy of expanding our market presence in related product areas and is a natural extension of our Cranes business. We expect this acquisition to be accretive to Terex earnings per share by the end of 2009.”

The existing Terex reach stacker product line will be joined by the Fantuzzi product range that includes Noell branded straddle carriers, both Fantuzzi and Noell branded rail and rubber tired gantry cranes, mobile harbor cranes, ship-to-shore cranes, and reach stackers and forklift trucks designed to improve port productivity and throughput. “We are truly excited to welcome these businesses and their team members, distributors and customers to the Terex Cranes family,” said Rick Nichols, President, Terex Cranes. “This acquisition represents an exciting opportunity for both companies, and together we will ensure that our customers in the port equipment and lifting segments will be the ultimate beneficiaries of our expanded product and service offerings.”

The Company will host a conference call to review the acquisition today, Aug. 11, 2008, at 12:30 p.m. EDT. Ronald M. DeFeo, Chairman and CEO, will host the call.

To access the call, dial 1-877-726-6603 at least 10 minutes before the call is scheduled to begin. International participants should dial 1-706-634-5517. A simultaneous webcast of this conference call presentation, including a supporting slide presentation, will also be available at www.terex.com in the Investor Relations section of the website.

A replay will be available shortly after the live call and can be accessed until Aug. 18, 2008 at 5:00 p.m. EDT. To access the telephone replay, please dial 1-800-642-1687 (International 1-706-645-9291) and enter conference id #59945752. To access the web replay of the call, go to the Investor Relations section of the Company’s website at www.terex.com.

Terex Corporation is a diversified global manufacturer with 2007 net sales of more than $9.1 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding,

Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

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Terex Corporation

200 Nyala Farm Road, Westport, CT 06880